To: The Board of Directors of Two Hands Corporation
From: Andrew Kucharchuk

I hereby resign from my position as Chief Financial Officer and a member of the Board of Directors of Two Hands Corporation, effective February 20, 2025.

Sincerely yours,

Signed by:
476DE304519E4D3...

Andrew Kucharchuk

Dated as of February 20, 2025